COAL LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into this the 21ST day of JULY, 1997, by and between MURIEL MILLARD, widowed and unmarried, hereafter referred to as Lessor, or 2954 State Highway 292W, Belfry/Turkey Creek, Kentucky 41514, and GWENCO, INC., a Kentucky corporation of P.O. Box 432, 16005 U.S. Route 23 South, Catlettsburg, Kentucky 41129, hereafter referred to as Lessee.

WITNESSETH:

That for and in consideration of the sum of Ten Dollars ($10.00) cash in hand paid, receipt of which is hereby acknowledged, and in consideration of the performance and observance of the terms, conditions, covenants, stipulations and agreements as hereinafter set forth to be kept, performed and observed by Lessee, Lessor does hereby let and lease unto Lessee the Lessor's one hundred percent (100%) undivided interest in the premises hereinafter described, for the period of time hereinafter set out, and hereby grants Lessee, as part of this lease, the exclusive right and privilege of mining and removing all the merchantable and minable coal owned by Lessor that can be mined and removed by deep mining methods (now known or hereafter discovered or developed) from all seams of coal on those certain tracts or parcels of land situated in Pike County, Kentucky, located near Turkey Creek, Kentucky, (herein called "leased premises") and more particularly described as follows:

BEGINNING at a stake in the center line of Fall Branch, said stake being a common corner to a tract deeded to Ben Millard of 10.31 acres and a tract deeded to Mrs. Carl Stanley of 10.39 acres; thence with one line of tract deeded to Mrs. Carl Stanley of 10.39 acres S 70-15 E 298.38 feet to a stake on center line of point and with said point S 27-39 W. 65.23 feet to an X on top of rock cliff; S

52-00 W 116.89 feet [illegible]e; S 38-40 W 131.00 feet to a stake; S 39-42 W 236.78 feet to a stake; S [illegible]-35 W 75.00 feet to a stake; S 51-41 W 111.51 feet to a stake; S 59-42 W 166.11 feet to a stake; S 58-04 W 147.34 feet to a 20 inch beech; N 85-16 W 205.92 feet to a 28 inch beech; N 72-39 W 136.62 feet to a stake; N 25-57 W 201.44 feet to a stake; N 60-51 W 28.00 feet to a stake, corner to a tract deeded to Ben Millard and with one line of same down the mountain N 61-05 E 1082.40 feet to the beginning, containing by survey 10.34 acres.

Being the same as Tract No. 1 conveyed to C. Harry Millard by William Lee Millard and Sarah Belle Millard, husband and wife, by deed dated April 5, 1938, of record in the Pike County, Kentucky Clerk's office in Deed Book No. 212 at Page No. 436 and also being the same as Tract No. 1 conveyed to Muriel Millard by Gerald Millard, single and George F. Millard and Betty Millard, his wife, by deed dated July 11, 1984, of record in the Pike County, Kentucky Clerk's Office in Deed Book No. 581, at Page No. 507.

Subject only to those rights and privileges herein granted to Lessee, Lessor hereby EXCEPTS and RESERVES the entire ownership and control of the surface of the leased premises and all other minerals.

THE FOLLOWING ARE THE TERMS, CONDITIONS, COVENANTS AND STIPULATIONS OF THIS LEASE AGREEMENT:

(1) T E R M

This lease shall become effective on and as of the date hereof and shall continue for an initial term of five (5) years and shall continue thereafter so long as mining is being conducted on the leased premises or so long as Lessee shall have need of the leased premises or any part thereof for the mining or transporting or processing or handling of coal from other lands or leaseholds, unless otherwise terminated as hereinafter provided. Lessee shall have the rights and obligations, at the termination of this lease for any reason, to enter upon the leased premises for the purpose of reclaiming areas that must be reclaimed under the state or federal law by virtue of Lessee's mining activities on the leased premises and otherwise complying with the

requirements of any local, state of federal law, rule, regulation or ordinance.

(2) R O Y A L T I E S

As rental for the term commencing on the effective date hereof, Lessee hereby covenants and agrees to pay to Lessor, without necessity of previous demand, for each and every clean ton (2,000 pounds) of coal produced by Lessee from the leased premises, a tonnage royalty of One Dollar and Fifty Cents ($1.50) per clean ton. The tonnage royalty on all coal mined in each calendar month shall be paid on or before the twentieth day of the month following the end of each calendar month.

Lessee shall pay Lessor a minimum annual royalty of One Hundred Dollars ($100.00). The first year minimum royalty payment of One Hundred Dollars ($100.00) shall be due on the effective date of this lease, and all future annual minimum royalty payments shall be payable in advance on or before the anniversary of the effective date of this lease for all future lease years. All minimum royalty payments made hereunder shall be fully recoupable against tonnage royalties that would otherwise be due and payable to Lessor hereunder for a period of three years from the date of each payment of minimum royalty.

The Lessor hereby grants to the Lessee the right to transport over, under, through and across the leased premises coal mined from other tracts now or later owned, leased, or controlled by Lessee and to similarly transport equipment and personnel. Lessee agrees to pay Lessor five cents ($0.05) per ton as wheelage on all such coal not mined on the leased premises but transported over, under, through or across the leased premises.

The Lessee shall keep accurate records of all coal mined and removed from the leased premises or transported over, under, through or across the leased premises and shall maintain

copies of all weight records, whether scale weights or railroad weights, of coal mined from the leased premises or so transported, and the Lessor or Lessor's duly designated agent shall have the right to inspect said records upon reasonable notice during business hours, and the Lessee agrees to report all coal mined and removed or so transported during any one calendar month by the twentieth day of the succeeding month for all coal mined and removed or so transported during the preceding calendar month.

(3) MINING METHODS

The Lessee agrees to pursue a plan of mining in accordance with a plan projected by a competent engineer and to conduct the mining in a workmanlike manner and in accordance with modern and approved mining methods in adherence to the laws and regulations applicable thereto made or promulgated by the State of Kentucky, the United States of America, or any of their respective administrative agencies.

It is further agreed that the Lessor shall have the right at any and all times to enter on the leased premises and to inspect the mine(s) and mine workings and shall have the right to make measurements and surveys on the inside of the operations at any time he may desire to do so at Lessor's own expense and sole risk, but not to interfere with mining activities. Any such entry by Lessor upon the leased premises shall be subject to all laws, rules and regulations of the State of Kentucky, the United States of America, or any of their respective administrative agencies, including but not limited to safety and health laws, rules, and regulations.

It is also understood that the Lessor will be notified when mining begins on the said property and that the Lessor will be furnished a copy of up-to-date Mine Maps every six (6) months showing all coal mined and removed.

Lessee shall obtain all federal and state permits for the mining of coal, at its expense, and shall comply with all reclamation requirements and shall indemnify and hold Lessor harmless from any fines, assessments, and penalties in connection with or arising out of the same.

Lessee shall contractually require its contract miner to comply with all federal and state laws, including being a subscriber to the Workers' Compensation Fund of Kentucky and complying with all terms and provisions of all Black Lung Benefits Acts now or hereafter enacted with said miner to acknowledge that it is the "operator" and that said miner will guarantee that payment will be made as required by such Black Lung Acts. Lessee's contract with its contract miner shall require the miner to indemnify and hold Lessor harmless from any liability or expense, including reasonable attorneys' fees and expenses resulting from the contract miner's failure to abide by the foregoing. Lessor does hereby waive and disclaim any decisions with respect to the terms and conditions under which the coal hereby leased is extracted, prepared or transported. This instrument creates the relationship of landlord and tenant and not that of a partner, joint venturer, co-tenant, or otherwise and Lessor's right to inspect as defined in this lease agreement is for the sole purpose of assuring the mining and removal of all merchantable and minable coal.

(4) T A X E S

The Lessee shall, during the term of this lease, pay all taxes, levies and assessments imposed by the United States, the State of Kentucky, or any political subdivision thereof upon the coal within the leased premises and upon all personal property placed or permitted upon the leased premises by Lessee. Lessor shall pay all other taxes, levies and assessments upon the leased premises and upon all property and improvements placed upon the leased premises by

someone other than Lessee. If any payment on account of any taxes is made by either Lessee or Lessor which should have been made in the first instance by the other, the same shall be repaid by the party having the obligation to pay the same upon statement and demand by the party paying the same. It is not intended that either party shall pay or be required to pay any income tax, gross receipts tax, or severance tax property assessed against the other.

(5) I N S U R A N C E

The Lessee agrees to purchase the full amount of public liability and property damage insurance that the State and Federal mine laws require, with the Lessor named as an additional insured.

(6) R I G H T S T O R E M O V E E Q U I P M E N T

The Lessor agrees that upon termination of this lease, the Lessee shall have the right to remove any and all equipment or improvements placed upon the leased premises by the Lessee provided that all the royalties and taxes required to be paid by the Lessee shall have been paid in full up to that time.

(7) L I E N

The Lessor shall have a lien upon all property of every kind and character belonging to the Lessee and placed upon or used in connection with the mining operations conducted under the lease now or in the future, to secure payment of any and all royalties and taxes herein provided to be paid by the Lessee; provided, however, that any such lien shall be subordinated to any lien for purchase money of equipment or machinery purchased by the Lessee and placed upon the leased premises. Lessor shall be entitled to all remedies as may be allowed to landlords under the laws of the State of Kentucky.

(8) T E R M I N A T I O N

It is mutually understood and agreed that upon the failure on the part of the Lessee to pay any installment of royalties herein provided for or to perform any other covenant or condition herein set forth for a period of thirty (30) days after the same become due, the Lessor shall have the right to terminate and cancel this Agreement pursuant hereto and no forbearance or failure to declare a forfeiture or to enter upon or repossess the leased premises on the part of the Lessor shall in any way waive this provision or prevent the cancellation or termination of this lease, and it is further understood and agreed that this right shall be exercised by the Lessor by giving notice in writing of Lessor's intention to declare a forfeiture, and unless the royalties in arrears are paid or other breach of covenants has been remedied within thirty (30) days after the giving of such notice (or, in the case of corrective action reasonably requiring more than thirty (30) days to complete, action to cure has commenced within such period and is continuing in good faith), then this lease shall become terminated and void.

Lessee shall have the option to terminate this lease at any time by giving Lessor notice to that effect at least thirty (30) days prior to the date of termination.

(9) P A R T I E S B O U N D

All of the terms, provisions and conditions of this lease shall be binding upon the parties hereto, their successors, heirs or assigns whether specifically so stated or not.

(10) A S S I G N M E N T

It is mutually understood and agreed that this lease may be assigned or subleased only with the prior written consent of Lessor, which consent shall not be unreasonably withheld, and which consent shall be given to any assignee or sublease who shall be as financially responsible

as Lessee and shall assume any and all obligations as set forth herein. Any assignment of subleasing shall not relieve Lessee from its duties and undertakings herein.

(11) W A R R A N T Y

The Lessor covenants that the Lessee shall have quiet and peaceful possession of the leased premises during the term of this lease and any extension thereof. The Lessor represents and warrants to the Lessee that the Lessor has good and marketable title to the Leased Premises in fee simple absolute including all coal therein or thereon; provided however, that this warranty does not extend to or include any warranty as to the quantity or quality of the coal covered by this lease, and that the same is subject to any and all easements for pipe lines, power lines, or other utilities now in existence or which may be hereafter created that do not unreasonably interfere with the rights of the Lessee.

(12) S U B J A C E N T   S U P P O R T , E T C.

Lessee may mine coal on the leased premises without liability for any injury to the surface of the leased premises or to any strata or coal seam or other mineral deposit or for depriving the surface or any strata or coal seam or other mineral deposit in the Leased Premises of lateral or subjacent support.

IN WITNESS WHEREOF, the parties have hereunto subscribed their names as of the day and year first above written.

LESSOR:

Muriel Millard

Muriel Millard

LESSEE:

GWENCO, INC.,
a Kentucky corporation

BY William S. Whitson
William S. Whitson, Vice President

STATE OF Ky

COUNTY OF PIKE

The foregoing Coal Lease Agreement was this day produced before me in my above State and County by Muriel Millard, widowed and unmarried, and was acknowledged by said Muriel Millard to be her free act and deed.

WITNESS my hand this 21 day of JULY, 1997.

[signature]
Notary Public

(NOTARY STAMP OR SEAL)

My commission expires 11-15-97

STATE OF Ky

COUNTY OF PIKE

The foregoing Coal Lease Agreement was this day produced before me in my above State and County by William S. Whitson, the Vice President of Gwenco, Inc., and was acknowledged by said William S. Whitson to be the free act and deed of said corporation.

WITNESS my hand this 21 day of JULY, 1997.

Notary Public

(NOTARY STAMP OR SEAL)

My commission expires 11-15-97

PREPARED BY:

William S. Whitson, Vice President
GWENCO, INC.
P.O. Box 432
Catlettsburg, KY 41129
(606) 739-8455

1:40 P.M.

STATE OF KENTUCKY
COUNTY OF PIKE Clerk's Certificate of Lodgment and Record

I, LILLIAN PEARL ELLIOTT, County Clerk for the County and State aforesaid, Certify that the foregoing Lease was on the 22nd day of July, 1997, lodged for record, whereupon the same with the foregoing and this certificate have been duly recorded in my office.

Witness my hand this 23rd day of July 1997.

LILLIAN PEARL ELLIOTT, Clerk

By ________ D.C.